Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Forty Seven, Inc. 2015 Equity Incentive Plan, the Forty Seven, Inc. 2018 Equity Incentive Plan, and the Forty Seven, Inc. 2018 Employee Stock Purchase Plan of Forty Seven Inc. of our report dated March 22, 2018 (except for the last paragraph of Note 1, as to which the date is June 15, 2018), with respect to the financial statements of Forty Seven, Inc. for the years ended December 31, 2017 and 2016 included in its Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

June 25, 2018